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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our report, dated March 31, 1999, on the consolidated balance sheets of Jordan Industries, Inc. as of December 31, 1997 and 1998, and the related consolidated statements of operations, changes in shareholders' equity (net capital deficiency), and cash flows for each of the three years in the period ended December 31, 1998 in the Registration Statement (Form S-4) and related Prospectus of Jordan Industries, Inc. for the registration of $155,000,000 of 10 3/8% Series D Senior Notes due 2007.

                                       /s/ Ernst & Young LLP

Chicago, Illinois
May 3, 1999